ADDENDUM TO INVESTMENT ADVISORY AGREEMENT


     The Investment Advisory Agreement, made the 8th day of March, 1990 and amended the 12th day of May, 1995, between the AUL American Series Fund, Inc. (the "Fund"), a Maryland corporation, and American United Life Insurance Company(R) (the "Adviser"), a life insurance company domiciled in Indiana, (the "Agreement") is hereby amended by the addition of the provisions set forth in this addendum to the Agreement, which is made this 19th day of November, 1997.

                                   WITNESSETH:

     WHEREAS, the Fund is authorized to issue shares of Common Stock in separate portfolios with each such portfolio representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Fund currently consists of five separate portfolios designated as the AUL American Equity Portfolio, the AUL American Bond Portfolio, the AUL American Money Market Portfolio, the AUL American Managed Portfolio, and the AUL American Tactical Asset Allocation Portfolio (each a "Portfolio"); and

     WHEREAS, the Fund intends to establish three additional LifeStyle Portfolios to be designated as the AUL American Conservative Investor Portfolio (the "Conservative Investor Portfolio"), the AUL American Moderate Investor Portfolio (the "Moderate Investor Portfolio"), and the AUL American Aggressive Investor Portfolio (the "Aggressive Investor Portfolio"); hereinafter collectively referred to as the "LifeStyle Portfolios" and

     WHEREAS, the Fund desires to appoint the Adviser as investment adviser to the LifeStyle Portfolios under the provisions set forth in the Agreement and in this Addendum to the Agreement; and

     WHEREAS, the Adviser is willing to accept such appointment;

     NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

1. In addition to its responsibilities as specified in the Agreement, the Fund hereby appoints the Adviser to provide investment advisory services to the LifeStyle Portfolios which, in addition to all other Portfolios previously established, shall be deemed Portfolios under the Agreement, subject to the terms and conditions as specified in the Agreement, including paragraph six
     (6),"Compensation," as amended by this Addendum.

2. Paragraph six (6), ("Compensation") of the Agreement is amended by adding the following underscored language to paragraph six (6), which is restated as follows:

6. Compensation. In consideration of the services to be rendered by the Adviser under this Agreement, the Fund shall pay the Adviser a fee with respect to each of the AUL American Equity, AUL American Bond, AUL American Money Market, and AUL American Managed Portfolios, calculated and accrued daily and paid each month, according to the following formula: (A) an amount at an annual rate of 0.50% of the average daily net assets of the Portfolio; (B) minus, until the later of the Termination of the Expense Assumption Agreement or December 31, 1990, the amount by which the Portfolio's aggregate ordinary operating expenses exceed 1.0% of the Portfolio's average daily net assets during the year, but in no event more than the amount described in (A), above (the "Reduced Amount"), if any; and
     (C) plus, if the aggregate ordinary operating expenses of the Portfolio are less than 1.0% of the Portfolio's average daily net assets during the year and if this Agreement is still in effect, the lesser of (i) any Reduced Amount attributable to any of the preceding five years that has not been previously reflected in a fee increase received by the Adviser, with such Reduced Amounts considered in the chronological order of their occurrence, or (ii) an amount which, when added to the Portfolio's other ordinary operating expenses, will cause the Portfolio's total ordinary operating expenses to equal 1.0% of the Portfolio's average daily net assets during the year. For purposes of this provision, ordinary operating expenses shall not include interest, taxes, brokerage commissions, legal claims and liabilities, litigation costs and indemnification payments in connection with litigation, and other extraordinary expenses. In consideration of the services to be rendered by the Adviser under this Agreement, the Fund shall pay the Adviser a fee with respect to the Tactical Asset Allocation Portfolio, calculated and accrued daily and paid each month, equal at an annual rate of 0.80% of the average daily net assets of such Portfolio and a fee with respect to the LifeStyle Portfolios, calculated and accrued daily and paid each month, equal at an annual rate of 0.70% of the average daily net assets of such Portfolios.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.

On Behalf of AUL AMERICAN SERIES FUND, INC.


_______________________________________    ____________________________________
ATTEST: Richard A. Wacker, Secretary to    James W. Murphy, Chairman of the
the Board of Directors                     Board of Directors



On Behalf of AMERICAN UNITED LIFE INSURANCE COMPANY(R)

___________________________________      ______________________________________
ATTEST: William R. Brown, Secretary      Jerry D. Semler, Chairman of the Board,
the Board of Directors                   President and Chief Executive Officer